UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 18, 2022 (October 17, 2022)

SHIFT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38839	82-5325852
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Division Street, Suite 400, San Francisco, CA	94103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (855) 575-6739

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SFT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) if the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

As previously announced on August 12, 2022, Shift Technologies, Inc. (the “Company”) implemented an executive leadership succession plan in connection with the transition of George Arison from the Company as its Chief Executive Officer, effective September 1, 2022. Mr. Arison, Co-Founder of the Company, is leaving his position as an officer of the Company to pursue other interests. Mr. Arison’s transition is not the result of any disagreements over the Company’s business, operations, or strategic direction.

In order to ensure an orderly transition of responsibilities, Mr. Arison continued to be employed in a non-executive capacity with the Company through October 14, 2022 (the “Separation Date”). Mr. Arison was not required to resign from the Board of Directors (the “Board”) of the Company or as Chairman of the Board upon the termination of his employment with the Company on October 14, 2022.

In connection with his transition from employment with the Company, the Company and Mr. Arison entered into a Transition and Separation Agreement on October 17, 2022 (the “Agreement”) that reflects the terms of his transition and the benefits he is eligible to receive. Pursuant to the Agreement, Mr. Arison will be entitled to receive the following benefits: (i) a cash payment equal to eighteen (18) months of his 2022 monthly base salary, payable in equal installments on the Company’s regular payroll cycles over an 18-month period following his termination of employment, (ii) payment of his 2022 annual bonus, prorated for the number of days employed by the Company in 2022 and determined based on actual performance (with any personal goals considered to be fulfilled), and payable at such time that annual bonuses are otherwise generally paid to employees of the Company, and (iii) payment of COBRA premiums for eighteen (18) months following the Separation Date (to the extent Mr. Arison elects COBRA continuation coverage), less amounts equal to the amount active employees pay for such coverage during such time period, and subject to reduction or elimination if Mr. Arison becomes entitled to duplicative benefits through other employment. The Company and Mr. Arison also agreed that Mr. Arison will resign as Chairman of the Board at the next Board meeting following the Separation Date. Mr. Arison is not resigning as a member of the Board.

In addition, upon execution of the Agreement and in connection with his October 14, 2022 termination of employment, Mr. Arison will provide a general waiver and release of claims in favor of the Company. Mr. Arison will be subject to certain restrictive covenants following his termination of employment with the Company.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of such Agreement, a copy of which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Transition and Separation Agreement, by and between Shift Technologies, Inc. and George Arison, dated October 17, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHIFT TECHNOLOGIES, INC.

Dated: October 18, 2022	/s/ Jeff Clementz
	Name:	Jeff Clementz
	Title:	Chief Executive Officer

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